Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-11 No. 333-187541) and related Prospectus of Blackstone Mortgage Trust, Inc. for the registration of its Class A Common Stock and to the incorporation by reference therein of our reports dated March 26, 2013 with respect to the consolidated financial statements and schedules of Capital Trust, Inc., and the effectiveness of internal controls over financial reporting of Capital Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 20, 2013